BURNER HILLS PROPERTY
REPORT

ELKO COUNTY, NEVADA

For
Carleton Ventures Corporation

By
John A. Rice

October 2003

SUMMARY

     The Burner Hills property is located in north-central Nevada on the northern extension of the Carlin gold trend. Two veins on the property have potential of hosting economic gold and silver mineralization within Tertiary volcanic and Ordovician sedimentary rocks. Quartz veins that host gold, silver, and base metal mineralization, the argillic alteration suite, and distal sinter deposits are typical of a low sulfidation, epithermal hot-springs gold system. Paleo hot-springs sinter deposits in the vicinity of the Burner Hills property, similar to that at the Ivanhoe district (38 kilometers south) indicates a high exposure level for the mineralized system.

     The area of primary interest is the Mint Mine, where historic production of silver and lead began in the 1880's. The Mint Mine is located on the Mint vein; the vein strikes N30-35E and dips vertical to 80 degrees to the southeast. Prospect pits and quartz vein material on the Mint vein occurs over a surface extent of 900 meters (3000 feet) to the southwest of the Mint mine. A north-south striking quartz vein occurs along the range front of the Burner Hills. The north-south vein dips 60-70 degrees to the east.

     Assay results from rock chip samples indicate that a mineralized system exists in the Burner Hills area. Anomalous gold values range from 0.03-0.07 ounces per ton and anomalous silver values range from 3.0-28.6 ounces per ton.

     During the 2001 field season Phase I of the planned work on the property was completed. This consisted of geologic mapping and rock chip sampling. Phase II consisted of a soil orientation grid completed in the summer of 2002. A fill-in soil grid to compliment the soil orientation grid was completed in August of 2003; this was Phase III. To date the IP geophysical survey has not been conducted and would cost an additional US$10,000. Phase IV would be a 600 meter (2000 feet) drilling program that would cost US$40,000. The total budget for the two phases would be US$50,000.

INTRODUCTION

     The Burner Hills Property is situated in northwestern Elko County, Nevada, on the northern extension of the Carlin Gold trend and its intersection with the northeast striking Getchell Gold trend. The Carlin trend hosts several world class gold mines including; Gold Quarry (20 million ozs Au), Carlin (4.35 million ozs Au), Goldstrike (17.5 million ozs Au), Meikle (4.5 million ozs Au), Ivanhoe (2.8 million ozs Au), and Midas (1.6 million ozs Au). The Getchell trend hosts the Getchell mine (3 million ozs Au), and the Twin Creeks mine (10 million ozs Au). Development of new deposits and exploration in the vicinity of these mines and on the Carlin and Getchell trends is ongoing.

     The Burner Hills are an elongate prominence of hills 3.5 kilometers (2.2 miles) long, and orientated in a northerly direction. They rise 150-225 meters (500-700 feet) above the flat and featureless Owyhee Desert of north-central Nevada and southern Idaho. A Tertiary andesite unit and the Ordovician Valmy Formation are the two rock types that crop out on the topographic highs and are the rocks that host mineralization in the Burner Hills area.

     Layers of late-Miocene volcanic rocks consisting of tholeiitic olivine basalts, rhyolite tuffs, gravel, and cinder deposits form the Owyhee plateau. These rocks surround the Burner Hills to the east, north, and west.

LOCATION

     The Burner Hills Property is located 25 kilometers (16 miles) north-northeast of Midas (Figure 1). It is located in section 12 of unsurveyed T41N, R47E. Elevations in the area range from 1700 meters to 1925 meters (5575-6300 feet). The Burner Hills 7½ minute topographic map covers the area. The property is accessed via a two-track dirt road from County Road 18, a well maintained gravel road that provides access to Midas from either Winnemucca, 136 kilometers (85 miles) to the west, or Elko to the east.

PROPERTY AND OWNERSHIP

     The Pepper claim block consists of 14 unpatented claims located on November 19, 2000. The claims are on ground administered by the U. S. Bureau of Land Management.

Pepper
Claim Block
Mint Mine
Winters Ranch
Castle Place
Castle Ridge
Scraper Springs
Willow Creek Ridge
SNOWSTORM MOUNTAINS
Miners Gold Mine
Little Jewell Mine
Elko Prince Mine
Blue Bell Mine
Rex Mine
Lion Mine
Jackson Mine
Midas
Esmeralda Mine
To Elko (I-80)
To Winnemucca (I-80)
Continue on Page 30
Squaw Valley Ranch
DeLorme
Upper Clover Ranch
Rimrock Mine
Sheep Corral Mine
Governor Mine
Fox Mine
Velvet Mine
Old Timers Mine
Clementine Mine
Guard Corral
Rock Creek Ranch
Silver Cloud Mine
The Grade
ELKO CO
LANDER CO
EUREKA CO
Izzenhood Ranch

FIGURE NO. 1a	BURNER HILLS PROPERTY Access Map Elko County — Nevada			DATE	May 10, 2002
				DRAWN BY	CWalker
				CHECKED BY	JRice
				SCALE	1:190,000

HISTORY

     The earliest activity in the district began in the 1880's when miners extracted silver-lead ore from the Mint mine. In 1893 mining operations ceased and then a period of renewed activity took place in the 1930's and 1940's. More recent exploration activity by Placer Dome was conducted in 1987-1988. Due to the discovery of a new deposit in the historic mining district of Midas, companies began exploring the area in 1996 and 1997. Anomalous gold and silver assays from rock chips collected by the author encouraged Carleton Ventures to locate 14 lode mining claims in the district in November 2000. During the 2001 field season mapping and rock chip sampling by Carleton Ventures was completed. Results of the work are summarized in the RESULTS section of this report.

REGIONAL GEOLOGY

     The Burner Hills Property occurs in a region dominated by two metallogenic trends; on the northern extension of the Carlin Trend and on the eastern end of the Getchell Trend. The property also occurs along the eastern margin of the 750 kilometer (466 mile) north-northwest-trending, Oregon-Nevada Lineament. This lineament is a 20-50 kilometer (12-30 mile) wide zone of structural, volcanic, and magnetic features characteristic of extensional regimes (Coates, 1987). The lineaments eastern edge is coincident with Carlin Trend mines and a number of hot springs deposits.

LOCAL GEOLOGY

      Rocks exposed in the southern half of the Burner Hills belong to the Ordovician Valmy Formation (Figure 2). The Valmy Formation is a western facies unit consisting of siliceous meta-sediments; black chert, shale, and argillite. The northern half of the Burner Hills is composed of Tertiary andesite. The andesite's dark speckled color is attributed to its high content of pyroxene and lesser amount of hornblende. The andesite is in fault contact with the older Valmy Formation to the south, and both rock units form the structural high that makes the Burner Hills.

     A northeast striking quartz vein cuts the Ordovician Valmy Formation. A separate northeast striking quartz vein cuts the Tertiary andesite. A north-south striking quartz vein along the eastern range front of the Burner Hills cuts both rock formations. Surrounding the Burner Hills to the east, north, and west is the late-Miocene Big Island Formation. It consists of layers of volcanic rocks that include tholeiitic olivine basalts, rhyolite tuffs, gravel, and cinder deposits. The formation forms the low-lying Owyhee plateau.

     The Mint mine is located on a N30-35E striking, vertical to 80 degree southeast dipping breccia structure that is hosted within the dark green andesite. In the mine, the productive thickness of the vein varies between 0.5-1.0 meter (1.5-3.5 feet), and along strike for 120 meters (400 feet). The fractured structure consists of fragments of andesite cemented by quartz and sulphide. On the surface the Mint vein can be traced in prospect

Pepper Claims
Mint Mine
Silver Queen prospect
Ta
Tr
Tb
Qv
Tb
Qv
Tb
Legend
Undifferentiated Flows
Tertiary Rhyolite
Tertiary Andesite
Valmy Fm
Vein
Fault

| FIGURE NO. | BURNER HILLS PROPERTY | | | DATE | [illegible] |
|---|---|---|---|---|---|
| 2 | Pepper Claim Block/Geologic Map | | | DRAWN BY | [illegible] |
| | Elko County Nevada | | | CHECKED BY | [illegible] |
| | | | | SCALE | As shown |

     pits and quartz vein outcrops southwest of the Mint mine for 900 meters (3000 feet). Away from the Mint mine the dip of the vein decreases to 55-60 degrees to the southeast. In the southern most prospect pit the quartz vein is 0.3 meters (1 foot) thick and the associated brecciated and sheared fault zone is 3.0 meters (10 feet) thick.

      A north to south striking, fifty-five to sixty degree east dipping, quartz vein occurs along the base of the eastern range front. The structure is up to 1.5 meters (5 feet) thick. From the Mint Mine the vein can be followed for 1,100 meters (3,500 feet) south, to the Silver Queen workings. From the Silver Queen the vein occurs discontinuously for an additional 1,800 meters (5,900 feet) to the south, beyond the southern extent of the Burner Hills.

ALTERATION

     Propylitic, argillic, and silica are the most common alteration types found on the Burner Hills Property and the andesite is the most receptive rock to alteration. The propylitic alteration assemblage consists of chlorite, calcite, and albite. Propylitic alteration is the weakest and most pervasive form of alteration in the andesite and is distinguished up to 400 meters (1300 feet) from the veins.

     Wallrock adjacent to veins is commonly marked by yellow orange to deep red iron staining. The more fractured and sheared the rock, the more intense and pervasive the oxidation. Argillic alteration consists of sericite and disseminated euhedral pyrite. Generally, argillic alteration is confined to within 10-20 meters (30-65 feet) of the vein structures. Adjacent to veins the argillization is intense, locally turning the wallrock into clay. Away from the vein, only the feldspar phenocrysts are affected.

     Silicification is associated with quartz veining and is confined to areas immediately adjacent to the vein structures. Silica alteration is not intense or widespread. In places it completely masks the texture of the wallrock.

     Outside of the claim block the Valmy Formation is not argillized and two places exist in the vicinity of the property where hot springs sinter deposits occur in the andesite.

MINERALIZATION

     Gold-silver mineralization is directly associated with the presence of quartz-sulphide veins and silicified wallrock. In mine workings, the Mint vein is exposed for a length of 120 meters (400 feet) and its thickness varies between 0.5-1.0 meters (1.5-3.5 feet). On the surface this vein can be followed for 900 meters (3000 feet).

     In samples collected from outcrops and dumps, the Mint vein exhibits banded quartz veining, brecciation, and cross cutting vein relationships. These textures indicate multiple episodes of mineralization. Sulphide mineralization on the Mint vein occurs as massive deposits and as disseminated grains in adjacent wallrock. Sulphide minerals include; galena, pyrite, sphalerite, and minor arsenopyrite (Lapointe et al, 1991).

RESULTS

     Samples collected by the author prior to the work conducted by Carleton Ventures show that the area is anomalous in gold with high values ranging from 0.5-2.5 ppm (0.015-0.074 ozs Au/t), and strongly anomalous in silver with high values ranging from 120-500 ppm (3.5-14.71 ozs Ag/t). Samples are also anomalous in As, Sb, and Hg with high values of greater than 10000 ppm, 925 ppm, and 11.44 ppm respectively. A strong correlation exists between precious metal values and trace element values. Rock chip sample results are contained in Appendix 2.

     Additional rock chip sampling and mapping by Carleton Ventures was completed in the 2001 field season. This was Phase I of their planned exploration program on the property. Anomalous gold values from samples collected during this study ranged from 0.75 to 1.93 ppm (0.022 to 0.057 ozs Au/t) and anomalous silver values ranged from 125.7 to 974.3 ppm ( 3.7 to 28.6 ozs Ag/t). The best assay results are from the Mint vein.

     Results of the soil survey (Phase II and III) completed in the 2002 and 2003 field season shows that there is a geochemically recognizable mineralized zone as indicated by the anomalous values of gold, silver, and arsenic in rock chip samples. Gold forms the smallest anomaly with silver and arsenic exhibiting larger anomalous zones. The anomalies correlate with the Mint vein zone that occurs as outcrop and sub-crop on the surface, and which strikes N30-35E. The soil survey agrees with the geologic map that the Mint vein is a discontinuous structure that trends from the northeast of the Mint mine to the southwestern edge of the property, a minimum distance of 1500 meters (5000 feet). The soil samples collected in 2003 stretched the gold anomaly an additional 150 meters (500 feet) to the southwest from the original soil survey. The gold soil map and silver soil map show that high values are confined to the Mint structure and are up to 65 meters wide (200 feet). Arsenic is a more mobile element than gold or silver and therefore has a broader anomalous zone. The soil anomalies are shown in Appendices 3, 4, and 5.

TARGET

     The target concept on the Burner Hills Property is to test for an economically feasible gold zone occurring on the Mint vein at levels deeper than have been explored in the past. Mineralization at the junction of the Mint vein with the north-south striking vein would also be a primary target because of the possibility of locating high grade gold and silver deposits at the structurally prepared intersection. Because the Tertiary andesite is a more receptive host to mineralization, veins within this unit would have priority over targets in the Valmy Formation.

RECOMMENDATIONS AND CONCLUSIONS

     Because results from Phase I, II, and III has provided encouraging results, it is recommended that future work be conducted in two additional phases: Phase IV should consist of an IP geophysical survey. Data from this work will better define the target concepts, identify additional targets, and determine if additional claims are required. Phase V would be to complete a modest drilling program consisting of a minimum of three drill holes (600 meters of drilling).

     Recent exploration drilling activity in the Ivanhoe district, 38 kilometers (23 miles) south of the Burner Hills, has defined a gold deposit below the zone of historic production. Similar to the Burner Hills, there are numerous hot springs sinter deposits in the vicinity of Ivanhoe. This represents the existence of an epithermal system exposed at a high level. Current mining activity at Midas, 25 kilometers (16 miles) southwest of the Burner Hills, is also below the zone of historic production.

     The best locations to discover new gold deposits are to explore in districts where gold has been found in the past. It is also best to explore in mineralized trends. Recent successes in Nevada have occurred by companies exploring in old mining districts and drilling below zones of historic production; looking for high-grade mineralization in feeder structures. The Burner Hills Property has this type of potential and should be thoroughly explored.

PROPOSED BUDGET: BURNER HILLS

PHASE III - GEOPHYSICS and SOIL GRID

IP Survey	$ US10,000.00

     Target definition and to explore for structures beneath volcanic rock cover east of the range front.

TOTAL PHASE III	$US10,000.00

PHASE IV - DRILLING
Preparation
Permitting		$1000.00
Site prep and reclamation		$1000.00
Drilling (2000 feet @ $10 per foot)		$20,000.00
mob/demob		$2,000.00
Assays (400 @ $15 per sample)		$6,000.00
Geologist (7 days @325 per day)		$2,275.00
Reporting		$1,200.00
Contingency		$6,525.00

TOTAL PHASE IV	$	US40,000.00

TOTAL PHASE III and IV	$	US50,000.00

REFERENCES

Bartlett, M. W., Enders, M. S., Hruska, D. C., 1991, Geology of the HollisterGold Deposit, Ivanhoe District, Elko County, Nevada: Geology and Ore deposits of the Great Basin, Symposium Proceedings, v. 2, Raines, Gary L., Lisle, Richard E., Schafer, Robert W., and Wilkinson, William H., eds., Geological Society of Nevada, p. 957-978.

Coats, Robert R., 1987, Geology of Elko County, Nevada: Nevada Bureau of Mines and Geology, Bulletin 101,112 p.

Evans, David L., 1965, The Mint Mine, Burner Hills Mining District, Elko County, Nevada: Nevada Bureau of Mines and Geology, Unpublished Report.

Lapointe, Daphne D., Tingley, Joseph V., and Jones, Richard B., 1991, Mineral resources of Elko County, Nevada: Nevada Bureau of Mines and Geology, Bulletin 106, p. 45-47.

Rice, John A., 2001, Burner Hills Property Report: Unpublished report.

APPENDIX 1

Sample Data

BURNER
Pepper Claims
Mint Mine
Ta
Silver Queen prospect
Ov
Burnet
Creek
Spring
Corral
NORTH
BM 5547
BM 5587
BM 5631
305178
305149
305148
305179
305180
305174
305213
305150
305212
305151
303393
303394
305216
305211
305168
305166
305167
305165
305214
305157
305160
305156
305159
305158
305162
305163-64
305161
305169
305172
305173
305174
305175
305176
305210
305171
305177
305217
305154
305215
305153
305205
305207

Appendix 1	BURNER HILLS PROPERTY Rock Chip Sample Location Map		DATE	Aug 15, 2002
			DRAWN BY	[illegible]
			CHECKED BY	[illegible]
	Elko County	Nevada	SCALE	[illegible]

CAD CONTROL BLOCK REF c:\projvm\randa\au.dwg

Au ppb
<15
15 – 29
30 – 59
60 – 199
>199
0
Scale is in feet

| | | | |
|---|---|---|---|
| Appendix 3 | Soil Survey - Gold<br>Burner Hill Project<br>Elko County Nevada | DATE | |
| | | DRAWN BY | MDA |
| | | CHECKED BY | |
| | | SCALE | |

CAD CONTROL BLOCK REF: c:\proj\m\anda\ag.dwg

Ag ppm
<5
0.5–1.9
2.0–3.9
4.0–9.9
>9.9
Scale in feet

| | | | | |
|---|---|---|---|---|
| Appendix 4 | Soil Survey - Silver<br>Burner Hill Project<br>Elko County Nevada | | DATE | [illegible] |
| | | | DRAWN BY | [illegible] |
| | | | CHECKED BY | [illegible] |
| | | | SCALE | [illegible] |

CAD CONTROL BLOCK REF c:\proj\m'randa\as.dwg

As ppb
<25
25 - 49
50 - 99
100 - 299
>299
NORTH
250
0
250'
500'

| Appendix 5 | Soil Survey - Arsenic<br>Burner Hill Project<br>Elko County Nevada |
|---|---|

| | |
|---|---|
| DATE | [illegible] |
| DRAWN BY | VDA |
| CHECKED BY | [illegible] |
| SCALE | [illegible] |